UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 27, 2010

Constitution Mining Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Pasaje Mártir Olaya 129, Oficina 1203, Centro Empresarial José Pardo Torre A, Miraflores, Lima, Perú
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  +51-1-446-6807
________________________________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.

On September 27, 2010, Constitution Mining Corp. (the “Company”) announced the mutual termination of the previously announced Asset Purchase Agreement, dated as of April 1, 2010, as amended by Amendment No. 1 thereto dated as of July 13, 2010 (collectively, the “Purchase Agreement”), with Seabridge Gold Corporation, a Nevada corporation (“Seabridge”), Pacific Intermountain Gold Corporation, a Nevada corporation (“PIGC”), and Seabridge Gold Inc., a Canadian corporation (“SEA”) (collectively, Seabridge, PIGC and SEA are referred to as “Seabridge”).  Pursuant to the Purchase Agreement, the Company would have purchased all of Seabridge’s interests in certain exploration properties located in Nevada, along with certain data and contracts related thereto.  The parties agreement to terminate the Purchase Agreement is effective as of September 23, 2010.  Under the terms of the Purchase Agreement, the Company is not entitled to recover its $302,206 payment to Seabridge for property fees due to the Bureau of Land Management in July 2010 and its $200,000 payment to Seabridge made in exchange for a no-shop provision in the letter of intent entered into between the parties.

The Company issued a press release announcing the termination of the Purchase Agreement on September 27, 2010, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.                Description

99.1                             Press Release Issued by Constitution Mining Corp. on September 27, 2010.

SIGNATURES

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Constitution Mining Corp.

/s/         Michael Stocker
Name:  Michael Stocker
Title:    Chief Executive Officer
Date:    Septembet 27, 2010

EXHIBIT INDEX

Exhibit No.                 Description

99.1                              Press Release Issued by Constitution Mining Corp. on September 27, 2010.